150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150450140-52
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/09/2015 5:58 AM
	Entity Number E0251172014-2

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

AFS Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation has authorized 250,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001. Of the 5,000,000 shares of Preferred Stock, 1,000 shares shall be designated as "Series A Preferred Stock". The Series A Preferred Stock shall have a par value of $0.001, and a stated value of $1,000. The Series A Preferred Stock shall be entitled to receive dividends in an amount of 12% per annum, payable in cash or stock of the Corporation at the discretion of the board of directors. Upon liquidation, the Series A Preferred Shareholders shall be entitled to the stated value for each share held, in addition to any accrued and unpaid dividends, so long as the Corporation possesses the funds necessary to make such payments. The Corporation may, at any time, redeem the shares of Series A Preferred Stock without the prior written consent of the Holders. The Series A Preferred Shares shall have no voting rights, except in situations where the rights or preferences of the Series A Preferred Shares may be negatively affected.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.